Exhibit 99.1

News Release	Contact: Bruce Russell
310-559-4955 x101
brussell@cyanotech.com

Cyanotech Announces Strategic Shift to Marketing-Oriented Business Model,

Initiates Search for New President and CEO to Lead Effort

— Founder Gerald R. Cysewski, Ph.D. to Become Chief Scientific Officer,

Focusing on Microalgae Product Development —

KAILUA-KONA, Hawaii (November 13, 2007) — Cyanotech Corporation (Nasdaq Capital Market: CYAN), a world leader in producing high-value nutrition and health products from microalgae, announced that its Board of Directors has adopted a strategic shift in the company’s business model from its traditional focus on the processing and distribution of microalgae products to a marketing-oriented approach seeking to derive more value from its leading products, natural Astaxanthin and spirulina.

To facilitate this transition, the company’s founder, Gerald R. Cysewski, Ph.D., age 58, has agreed to stand down from his positions as chairman, president and chief executive officer to become chief scientific officer, focusing on developing new microalgae products for Cyanotech.

The Board of Directors has retained the executive search firm of Heidrick & Struggles to manage the search for the new chief executive officer.

“Gerry will help in the company’s effort to recruit a person with extensive marketing experience,” said Gregg Robertson, lead independent director of Cyanotech.  “The company is the world’s largest producer of natural Astaxanthin for human consumption, a product with growing demand worldwide, and a major producer of high-quality spirulina, and we intend to capitalize on this leadership for the benefit of our shareholders.”

“I have been engaged in growing and managing microalgae production for Cyanotech since 1983 when we first set up operations in Kona,” said Dr. Cysewski.  “I look forward to getting back into the lab full-time to pursue my goal of enhancing yields and discovering and commercializing new microalgae products for our portfolio that will provide important health benefits to our customers.”

Dr. Cysewski is credited with commercializing the large-scale production of microalgae.  He began investigating the process four decades ago while an assistant professor at UC Santa Barbara in the Department of Chemical and Nuclear Engineering.  Then he began small-scale operations while working with the Battelle Institute in Pasco, Washington, before choosing Kona, Hawaii as the perfect environment to begin large-scale cultivation and processing of microalgae.

“Although the precise plan for moving Cyanotech to the marketing-driven model awaits the input of Dr. Cysewski’s successor, we are intent on moving in this new direction,” noted Mr. Robertson.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com

Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that enhance human health and nutrition. Cyanotech’s spirulina, FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use as a food ingredient, augments energy and immune response. BioAstin’s benefits derive from its superior antioxidant activity and from its ability to support and maintain natural inflammatory response, enhancing skin, muscle and joint health.  NatuRose® Natural Astaxanthin is a natural pigment source that also promotes animal health and nutrition, primarily in aquaculture. Phycobiliproteins are fluorescent pigments used in medical diagnostic testing and research. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical, cosmeceutical, and animal feed makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000. Visit www.cyanotech.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

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